FIELDPOINT PETROLEUM ANNOUNCES ADDITIONAL SALE OF ASSETS IN NEW MEXICO

AUSTIN, TX – July 20, 2017– FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced that it has completed the sale of 401 net acres in Lea County, New Mexico, held by multiple East Lusk 15 Federal Com wells (“East Lusk Wells”) and the Jennings Federal Com No. 1 well (“Jennings Well”), to a private E&P company. FieldPoint will retain its 43.75% net working interest in the East Lusk Wells and its 87.50% net working interest in the Jennings Well. Total sales price for the asset was $1,200,000.

Phillip Roberson, President and CFO, said, “One million dollars of the funds from this transaction were used to further reduce outstanding bank debt. The remaining balance will be used for operating expenses. We are fortunate to be able to make another significant reduction in debt without a loss in production. Today’s transaction is another step toward regaining compliance with the terms of our bank debt, and with the NYSE listing requirements. We will continue to market non-core assets to pay down debt, while searching for new growth opportunities”

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

  Or Roger Bryant, Executive Chairman (214) 215-9130

  Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746